Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

RICHARD RAVITCH RESIGNS FROM ALPHATEC HOLDINGS, INC. BOARD OF DIRECTORS

CARLSBAD, CA – September 30, 2009 — Alphatec Holdings, Inc. (NASDAQ:ATEC) the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, congratulates Richard Ravitch on his appointment as Lieutenant Governor for the State of New York, which appointment was confirmed on September 22, 2009.

Since June 2007, Mr. Ravitch has served on the Board of Alphatec Holdings, Inc. Due to his appointment as Lieutenant Governor, Mr. Ravitch resigned his board seat with the Company effective Thursday, September 24, 2009.

The Company has decided not to name a successor at this time. The Company may or may not add an additional director in the future.

Mortimer Berkowitz III, Chairman of the Board of the Company commented, “We would like to thank Richard Ravitch for his dedicated and able service to our company and wish him well as he serves the State of New York.”

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, The Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

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